Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT (this “Loan Agreement”) is effective as of January 25, 2017, by and between the U.S. SMALL BUSINESS ADMINISTRATION (“SBA”), an agency of the United States, and its successors and assigns, and Freshstart Venture Capital Corporation (the “Licensee”), a Small Business Investment Company (“SBIC”), licensed under the Small Business Investment Act of 1958, as amended, (the “Act”) whose principal office is located at 437 Madison Avenue, New York, NY 10022.

WHEREAS, as of January 19, 2017, Licensee was indebted to SBA through certain debentures in the principal amount of $33,485,000 plus accrued interest of $417,490.49 with a combined per diem of $2,982.08, which after March 1, 2017 the per diem amount for which will be $3,013.95 (the “Debentures”);

WHEREAS, because of the happening of one or more events enumerated under Title 13 of the Code of Federal Regulations (“Regulations”), Part 107, Section 1810, SBA has exercised its right under the Regulations to accelerate the payment of the Debentures, and Licensee acknowledges said right of acceleration and the aforesaid amount of the Debentures;

WHEREAS, Licensee has agreed to liquidate its portfolio assets in an orderly and prudent manner in order to pay its Debentures to SBA and has requested that SBA restructure its Debentures in accordance with SBA’s authority under the Regulations; the Licensee’s current forecast for such liquidation is set forth in Exhibit A, and with its portfolio asset valuations for the liquidation set forth in Exhibit B;

WHEREAS, Medallion Financial Corporation has agreed to provide the Committed Purchase and Security Agreement as part of this Loan Agreement under the terms of Exhibit C;

WHEREAS, the Licensee has provided to SBA a certification of its debts and liabilities owed to anyone other than SBA in Exhibit D;

WHEREAS, Licensee has calculated its Capital Impairment Percentage (“CIP”) in accordance with the Regulations and its CIP as of December 31, 2016 was the amount shown on Exhibit E;

WHEREAS, SBA has agreed to restructure the Debentures pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, SBA is in no way waiving or releasing any of its statutory or regulatory rights or regulatory authority under the Regulations through this agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, Licensee and SBA hereby represent and agree as follows:

1. Definitions. For the purposes of this Loan Agreement, the following terms shall have the following meanings:

(a) “Assets” shall mean all of Licensee’s presently owned or hereafter acquired or created personal property (tangible or intangible) of whatever nature and wherever located including but not limited to all fixed assets, fixtures, inventory, notes receivable, accounts receivable, contract rights, choses in action, causes of action, instruments, documents, electronic business records, licenses, warranties, rights to indemnification, leasehold and sub-leasehold interests in personal property, security interests held by or granted to Licensee, tax refunds, tax refund claims, partnership, limited liability company, and joint venture interests, goodwill, general intangibles, common stock, preferred stock, stock options, warrants, debentures, promissory notes, letter of credit rights, supporting obligations, chattel paper and all rights to the payment of money now owned or hereafter acquired or created together with all additions and accessions thereto, all replacements and substitutions thereof, and all proceeds and products thereof, but excluding Licensee’s name and trademark.

(b) “Associate” shall mean any director or officer of Licensee, their spouses or relatives within the third degree, and any other Person in which such relative has a substantial direct or indirect interest as set forth in Section 107.50 et seq. of the Regulations.

(c) “Disposition” shall mean the sale, mortgage, pledge, subordination, redemption, assignment or any other transfer of any Asset or right to an Asset, other than the payoff of loans listed on Exhibit B, by the small business or by a third party lender through action initiated by the small business.

(d) “Indebtedness” shall mean all principal and interest outstanding on the Note as defined in Paragraph 3 below, as well as any principal and interest on any other monies loaned by SBA to the Licensee for any reason.

(e) “Loan Documents” shall mean the Loan Agreement, all exhibits identified in this Loan Agreement, and the Note, all of even date herewith, and all between Licensee and SBA, and any and all ancillary documents executed in connection therewith, as of the date of this Loan Agreement, and also including a Stipulation and Receivership Order executed by the Licensee.

(f) “Management Expenses” shall mean the following expenses set forth in Section 107.520 of the Regulations required to be paid by Licensee’s Investment Adviser/Manager:

(i)	Salaries;

(ii)	Office Expenses;

(iii)	Travel;

(iv)	Business development;

(v)	Office and equipment rental;

(vi)	Bookkeeping; and

(vii)	Expenses related to developing, investigating, and monitoring of investments.

(g)	“Operating Expenses” shall mean the expenses of Licensee (other than Management Expenses) for audit and legal costs.

(h)	“Certificate of Incorporation” shall mean the Licensee’s certificate of incorporation dated March 3, 1982, as was previously amended and may be further amended from time to time.

(i)	“Person” shall mean an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a joint stock company, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

(j)	“Reserve” shall mean those funds now held or hereafter reserved by Licensee to cover (i) Management and Operating Expenses, (ii) follow-on investments made to protect the existing Assets and undertaken only with SBA’s prior written approval, and (iii) other estimated contingencies approved in writing by SBA.

2. Restructuring of Debentures. The parties have agreed to restructure the Debentures by the exchange by SBA of Licensee’s Debentures to SBA under the SBA-guaranteed debentures in consideration of the execution and delivery of the Loan Documents.

3. Note. The Indebtedness shall be evidenced by a Note with an effective date of March 1, 2017 (the “Note”), duly executed by Licensee, payable to the order of SBA in the principal amount of $34,024,755.58, with an annual interest rate of 3.25% (interest to begin accruing on March 1, 2017), and having a stated maturity of February 1, 2020. The Licensee shall make the following minimum cumulative payments of principal and interest on or before the identified deadlines:

February 1, 2018: $5,500,000 (five million five hundred thousand dollars);

February 1, 2019: $9,500,000 (nine million five hundred thousand dollars); and

February 1, 2020: all remaining unpaid principal and interest.

The possibility of a renewal of the Note, for another period to be determined by SBA, will be in the sole discretion of SBA. One non-exclusive factor that SBA will take into account would be SBA’s own determination of the Licensee’s compliance with this Loan Agreement. The Note shall bear and Licensee agrees to pay interest on the unpaid balance of the Note at the rate of 3.25_% per annum, pursuant to the Note. Interest on the Note will be calculated as simple interest based on a 365 day year. Licensee will pay the principal and interest on the Note from the interest income, disposition of assets or any other available source (saving and excepting the Reserve) and all such payments will be applied against the outstanding balance due on the Note, interest first, then principal.

4. Disposition of Assets. Licensee will use commercially reasonable efforts, in a prudent manner, to collect and liquidate the Assets within the time frame set forth in Exhibit A. In any event, Licensee agrees that it must pay the outstanding Indebtedness owed to SBA no later than February 1, 2020. Any Disposition of Assets must be affected in accordance with this Loan Agreement and SBA’s Regulations. In addition, all other Assets resulting from any of the Licensee’s Financings (as that term is defined in Section 107.50 of the Regulations and hereinafter referred to as “Financing(s)”) shall be liquidated or otherwise result in a Disposition only with SBA’s prior written approval. Licensee shall notify SBA, by e-mail, with confirmation to follow by overnight mail, to request SBA’s approval of the intended Disposition of Financings by Licensee. If SBA approves the liquidation or Disposition of the Financing, it shall give prior written notice to the Licensee. No Disposition of Assets shall be made without SBA’s prior written approval. Licensee shall make no Financings, whether as new Financings or as Financings as part of a Disposition of Assets, without SBA’s prior written approval.

5. Management and Operating Expenses. SBA reserves the right in its sole discretion to review and modify the Management and Operating Expenses as it deems appropriate. Any request for modification must be approved by SBA in writing prior to payment. As of the date of this Loan Agreement, Licensee may pay the following Expenses as they become due:

(a) Operating Expenses not in excess of $150,000 per annum, starting in calendar year 2017.

(b) Management Expenses in an amount not exceeding $75,000 per month effective February 1, 2017.

The Licensee may elect to defer the payment of management fees. If Licensee elects to defer the payment of management fees, Licensee hereby agrees that any such deferred management fees which accrue after the date Licensee was transferred to the Office of Liquidation will be subordinated to all amounts payable to SBA.

6. Reserve. In addition to the payment of Management and Operating Expenses as provided in paragraph 5 above, Licensee may establish the Reserve, in accordance with this Paragraph. Licensee may retain from the proceeds of the Disposition of the Assets, the collection of interest due from small business concerns, or from any other source, an amount sufficient to fund the Reserve. The maximum amount of the Reserve will be established quarterly with SBA’s prior written approval but shall be at least an amount equal to the maximum Management and Operating Expenses permitted for the following quarter pursuant to paragraph 5 (or such other amount approved in writing by SBA). As of the date of the Loan Agreement, SBA has approved the establishment of an initial Reserve in the amount of 18 months of management and operating expenses, initially equal to $1,575,000 plus any approved SBA follow-on investment(s). Any increase or decrease to this Reserve of 18 months of management and operating expenses, initially equal to $1,575,000, must be approved by SBA in writing. Licensee may use the reserve to pay Management Expenses and Operating Expenses whenever the same become due, and upon any such use the Licensee may replenish the Reserve for the maximum Management and Operating Expenses of the next following quarter. Licensee shall pay to SBA any funds that exceed the amount of funds necessary to maintain the amount of the Reserve. Commencing on March 1, 2017, any funds or amounts held or obtained by Licensee from liquidation, Disposition of any Assets or from any other source that exceed the amount of the Reserve shall be paid on the 10th day of each calendar month to SBA to be applied toward Licensee’s obligations under the Note (applied to interest first, then principal), unless SBA agrees otherwise in writing.

7. Representations and Warranties. In order to induce SBA to enter in this Loan Agreement and to restructure the Indebtedness as provided for herein, Licensee represents and warrants to SBA that:

(a)	It is a corporation duly organized and validly existing in good standing under the laws of the state of New York and is legally authorized to own its properties and all assets and to conduct its business, and is duly qualified to transact business; and

(b)	The Loan Documents have been duly executed and delivered, have been duly authorized by the Licensee in accordance with its Certificate of Incorporation and bylaws, and are enforceable against Licensee in accordance with their respective terms and do not violate the terms of the Certificate of Incorporation;

(c)	All of the Loan Documents that are being delivered to SBA in connection herewith comply with 13 C.F.R. § 107.507(b);

(d)	There are no other debts or liabilities owed by Licensee to anyone other than SBA that are not identified on Exhibit D, and none of the liabilities identified on Exhibit D are owed to any Associate of Licensee (as the term Associate is defined in 13 C.F.R. § 107.50);

(e)	There are no unresolved claims against the Licensee made by anyone other than SBA;

(f)	The Licensee has no claims of any kind against SBA;

(g)	Medallion Financial Corporation represents and warrants to SBA and to the Licensee that it has full authority to execute, deliver and fulfill its obligations under this Loan Agreement and under the limited guarantee and security obligations contained in Exhibit C; and

(h)	Medallion Financial Corporation represents and warrants to SBA that (a) there are no other debts or liabilities owed by Licensee to anyone other than SBA that are not identified on Exhibit D; (b) there are no unresolved claims against the Licensee made by anyone other than SBA; (c) Medallion Financial Corporation has no claims of any kind against SBA; (d) it has no knowledge of any claims of any kind against SBA by any entity under its direction or control.

(i)	Medallion Financial Corporation represents and warrants to SBA that to the best of its knowledge the Licensee’s representations and warranties to SBA are true and correct;

(j)	There have been no material changes to Licensee’s financial condition since its submission of its SBA Form 468 for the period ending September 30, 2016 other than the exceptions identified on Exhibit F.

8. Affirmative Covenants. So long as Licensee is indebted to SBA under this Loan Agreement, and until all obligations of Licensee to SBA hereunder and under the other Loan Documents have been performed or discharged Licensee shall:

(a)	Cease all lending and investing activities, as of the date of closing of the Loan Documents, other than follow-on investments made to protect the existing Assets undertaken only with SBA’s prior written approval;

(b)	Deliver to SBA:

(i)	Within ninety (90) days after the last day of Licensee’s fiscal year, audited financial statements of Licensee for such fiscal year in the form of an audited Form 468. The financial statements shall include, but not be limited to, a balance sheet of Licensee for the fiscal year then ended, statement of operations realized, reconciliation of undistributed realized earnings for such fiscal year. The opinion of the independent certified public accountant shall comply with applicable auditing and accounting standards and with Section 107.630 of the Regulations.

(ii)	Within fifteen (15) days after the end of each month, interim cash flow statements of Licensee, certified by Licensee’s General Partner.

(iii)	Within thirty (30) days after the end of each quarter, unaudited Form 468 of Licensee, prepared in accordance with SBA regulations for funds with outstanding Leverage.

(iv)	Promptly upon receipt thereof, deliver to the SBA copies of the management report and all other reports submitted to Licensee by its independent certified public accountant in connection with any annual or interim audit or review of the books of Licensee conducted by such accountants.

(v)	Promptly, upon request by SBA, deliver such additional information as SBA may reasonably request from time to time.

(c)	Advise SBA in writing pursuant to the paragraph 13 below every thirty (30) days of the status of any litigation or other legal proceedings, other than routine collection actions in which Licensee is a party, and within thirty (30) days of the commencement of any litigation as a plaintiff or defendant;

(d)	Do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence as a partnership and all franchises, rights and privileges necessary for the proper conduct of its business;

(e)	Notify SBA promptly upon knowledge of an Event of Default under this Agreement or an event which would constitute an Event of Default but for the lapse of time or giving of notice;

(f)	Execute and deliver such further or additional instruments and assurances, and take all such additional action, as SBA may reasonably require for the purpose of carrying out the provisions of this Loan Agreement and the other Loan Documents;

(g)	Comply with all provisions of the Act and the Regulations, and any other applicable law or regulation; and

(h)	Keep the Assets free and clear of all liens and encumbrances other than any created by the Loan Documents.

(i)	Cooperate in the filing and entry of the Stipulation and Receivership Order in accordance with the dates and terms contained in those documents in the event SBA ultimately determines to take such action.

(j)

Medallion Financial Corporation affirmatively covenants to SBA and to the Licensee that it will take all actions reasonably necessary to honor its obligations under this Loan Agreement and as identified in Exhibit C. Medallion Financial Corporation further covenants that it will take such action as reasonably required to ensure that the Licensee fulfills the Licensee’s obligations under this Loan Agreement. In the event Medallion Financial Corporation receives a notice of a declaration of an event of default of any of its own obligations in excess of $1 million to anyone other than SBA, then Medallion Financial Corporation shall notify SBA of the receipt of such notice as soon as practicable and in no event later than within 10 (ten) days.

(k)	Licensee and Medallion Financial Corporation covenant and agree that no modification or waiver of Exhibit C will be valid or effective without SBA’s prior written approval.

9. Negative Covenants. So long as Licensee is indebted to SBA, Licensee shall not, without the prior written approval of SBA:

(a)	Pay Management and Operating Expenses in an amount exceeding the limits set forth in paragraph 5 hereto;

(b)	Incur indebtedness for borrowed money, or liquidate or cause the Disposition of any of its Assets except as permitted by this Loan Agreement;

(c)	Change any of its principals, Control Persons, managers, or investment advisors except in accordance with the Regulations;

(d)	Act as a guarantor or surety, or otherwise become liable on the obligation of any other Person;

(e)	Purchase, redeem, retire or otherwise acquire directly or indirectly any person’s equity interest in Licensee now or hereafter outstanding, or set apart any sum for such purpose;

(f)	Make any distribution of any kind of any undistributed realized earnings, reduce private capital, or set apart any sum for such purpose;

(g)	Make any payment on any indebtedness that is by its terms subordinate to the Indebtedness owed pursuant to this Loan Agreement, other than with respect to payments due in connection with Loan Participations set forth on Exhibit G;

(h)	Except for Dispositions that are permitted under this Loan Agreement, dissolve, reorganize, liquidate or acquire the assets or capital stock of any Person or merge itself into any Person, provided, however, that SBA will not object to any organizational changes that may result from Medallion Financial Corporation’s de-election of its status as a business development company, provided that SBA reserves the right to object to any change that would violate the Act or the Regulations;

(i)	Enter into any agreement as lessee under the terms of which Licensee agrees to the leasing of real or personal property;

(j)	Except for Dispositions that are permitted under this Loan Agreement, permit any material change in the business or operations of Licensee or change its current accounting practices except for changes permitted by the Regulations and appropriate accounting standards;

(k)	Make any new or follow on investments without SBA’s prior written consent; or

(l)	Contest the SBA’s filing or the entry of the Stipulation or Receivership Order on or after the dates identified in those documents.

10. Events of Default. If any one or more of the events listed below (each, an “Event of Default”) shall occur and shall remain uncured for a period of fifteen (15) days after the date of the letter from SBA to Licensee setting forth in reasonable detail a description of the Event of Default, the entire unpaid balance of the principal and interest of the Note and all other obligations and indebtedness of Licensee to SBA shall become immediately due and payable (except that in the case of subparagraphs, (b), (d), (j), (l), and (k) below, the fifteen (15) day cure period shall not apply) without the necessity of any demand, presentment, protest or notice upon Licensee, all of which are expressly waived by Licensee.

(a)	Failure by Licensee to make any payment of interest or principal as and when due and payable pursuant to the terms of the Note and this Loan Agreement;

(b)	Any violation of 13 C.F.R. § 107.507(b) that occurs;

(c)	Any violation by Licensee of 13 C.F.R. §§ 107.1810(b), 1810(d), 1810(f)(5) and/or 1830 that occurs;

(d)	Any other violation of the Act or the Regulations, other than the Licensee’s regulatory violations identified in SBA’s notice of acceleration letter to Licensee dated January 19, 2017;

(e)	Failure by Licensee to comply with any of the affirmative or negative covenants contained in this Loan Agreement reasonably deemed material by SBA in its discretion;

(f)	Failure by Licensee to perform any other material term, condition or covenant of the Loan Documents;

(g)

A Material Adverse Change in the financial condition of Licensee’s operations during any time following the first quarter after the closing date of this Agreement, including but not limited to, any material reduction in the value of the Assets or any act of the Licensee which in the reasonable opinion of SBA imperils the prospect of full performance or satisfaction of Licensee’s obligations herein. For purposes of this subsection, a Material Adverse Change shall mean a reduction in the aggregate value of the Assets that have not been disposed of in accordance herewith to a value, as determined by SBA, that is less than 85 percent of the value as reflected in Exhibit B (in the column “SBA Value (12/31/16)”) or is less than 100 percent of the outstanding Indebtedness at any given time, Exhibit B attached hereto and incorporated by reference as though fully set forth herein. On the date hereof, the parties hereto estimate such value to be as set forth on Exhibit B attached hereto;

(h)	Licensee’s failure to make payments to SBA as required by the Note;

(i)	Participation by Licensee in insolvency or reorganization procedures in respect of Licensee;

(j)	The rendering of any judgment or aggregate of judgments against Licensee or the occurrence of any attachment or aggregate of attachments of any of its property involving in excess of the aggregate amount of $100,000 that is not cured within 30 days;

(k)	Dissolution or the cessation of doing business of Licensee;

(l)	Indictment or conviction of any of the directors, officers, or other employees of the Licensee, or Manager, for any unlawful act other than minor traffic and similar offenses; provided, however, that no Event of Default shall exist if, promptly upon learning of such indictment or conviction, Licensee shall notify SBA in writing and, if requested by SBA in writing, dismiss such person or otherwise remove them from all authority over Licensee and its assets and nominate a successor acceptable to SBA in its sole discretion;

(m)	Failure by Licensee to make any payment to SBA required by Paragraph 6;

(n)	Medallion Financial Corporation receives a declaration of an event of default on any obligation or obligations in the aggregate amount of $5 million or more that it owes to anyone else and fails to cure such default within 15 days; or

(o)	Medallion Financial Corporation defaults on any of its obligations under Exhibit C.

11. Remedies for Events of Default and Waiver. In the event of any Event of Default by Licensee or by Medallion Financial Corporation , and at any time thereafter, SBA may, at its election, choose to pursue any one or more of the following remedies:

(a)	Require Licensee to prepare and submit to SBA a final accounting of the liquidation or Disposition of the Assets;

(b)	File and enforce the Stipulation and Receivership Order and obtain a judgment against Licensee for any unpaid amounts owed to SBA under the Note;

(c)	Exercise any other rights and remedies available to SBA under the other Loan Documents or pursuant to the Act or Regulations, at law or in equity; or

(d)	Accelerate the Note and make all amounts immediately due and payable in full to SBA.

(e)	Licensee further agrees that in the event it fails to pay make any payment required under the Note that it will be deemed to be equitably or legally insolvent under 13 C.F.R. § 107.1810(b)(1).

12. Payment of the Note in Full. Contemporaneously with the payment of the Note in full, SBA shall deliver to Licensee without charge, all amendments, terminations or releases of the Loan Documents. In the event the Licensee pays the Note in full and satisfies its obligations to SBA, unless SBA otherwise agrees in writing, Licensee shall offer for surrender its SBIC operating license and present to SBA evidence of a resolution authorizing the amendment of its Articles of Incorporation, to eliminate all reference to SBA and the SBIC program and provide SBA with an affirmation (subject to the approval of SBA) signed by an appropriate Control Person of the Licensee, to the effect that Licensee will no longer hold itself out as an SBIC.

13. Miscellaneous.

a.	All notices, requests and other communications pursuant to this Loan Agreement and the Loan Documents must be in writing and transmitted by one of the following; (i) hand delivery; (ii) facsimile or e-mail with the original thereof being sent within a reasonable time thereafter by regular mail; (iii) certified mail return receipt requested; or (iv) overnight courier service. A notice is deemed to have been received (x) if by hand delivery, telegram, overnight courier service, or certified mail, as of the day of delivery of the notice to the addressee; (y) if by facsimile as of the first business day following receipt of notice of transmission by recipient; or (z) if by electronic means, as of the first business day following the day on which the electronic notice is received by the addressee;

b.	All notices as described above shall be addressed as follows:

i.	If to SBA:

Account Resolution Branch

Office of Liquidation

Attn: Jacob Lewis

409 Third Street S.W., 6th Floor

Washington, DC 20416

Voice (202)205-6503

Fax (202)481-2003

jacob.lewis@sba.gov

ii.	If to Licensee:

Freshstart Venture Capital Corporation

Attn.: Mr. Alvin Murstein

437 Madison Avenue

New York, NY 10022

iii.	If to Medallion Financial Corp.:

Medallion Financial Corp.

Attn.: Mr. Alvin Murstein

437 Madison Avenue

New York, NY 10022

iv.	Copies to:

Office of General Counsel

Attn.: Thomas W. Rigby, Esq.

U.S. Small Business Administration

409 Third Street, S.W., 7th Floor

Washington, DC 20416

thomas.rigby@sba.gov

Or such other address as the receiving party shall have designated in a written notice to the other sent in accordance with this section. For the purpose of the Loan Documents, the address of Licensee may be changed only upon prior written approval of SBA. Such approval shall not be unreasonably denied and may be conditioned upon the completion of one of more filings or other acts related to such change of address as SBA reasonably deems appropriate;

c.	No failure or delay on the part of SBA in the exercise of any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of any such right, power or privilege, nor shall any such failure or delay preclude any other or further exercise thereof;

d.	No modification or waiver of any provision of the Loan Documents shall be effective unless in writing, and signed by the parties hereto;

e.	The rights and obligations of Licensee under this Loan Agreement shall not be assignable without the prior written consent of SBA;

f.	LICENSEE AND MEDALLION FINANCIAL CORPORATION HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE LOAN DOCUMENTS, and Licensee and Medallion Financial Corporation hereby waive the right to interpose any set-off, counterclaim or cross-claim in connection with any such litigation by SBA unless such set-off, counterclaim, cross-claim arises out of the Loan Documents;

g.	If any provision of the Loan Documents is declared invalid, such action shall not invalidate any other provision of those instruments, which shall remain in full force and effect;

h.	Licensee and Medallion Financial Corporation further agree that, pursuant to Section 101.106(b) of Part 13 of the Code of Federal Regulations, the Loan Documents are to be construed and enforced in accordance with the Act, the Regulations and other Federal law, and in the absence of applicable Federal law, then by applicable New York law to the extent it does not conflict with the Act, the Regulations or other Federal law;

i.	All covenants, agreements, representations and warranties made in the Loan Documents shall survive the restructuring by SBA of the Debentures and Indebtedness and the execution and delivery to SBA of the Loan Documents and shall continue in full force and effect so long as Licensee remains indebted to SBA for any obligation incurred;

j.	THIS AGREEMENT AND OTHER LOAN DOCUMENTS TO WHICH LICENSEE IS A PARTY OR IS SUBJECT EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE DEBENTURES AND THE NOTE, BUT WITHOUT AFFECTING IN ANY WAY THE LICENSEE’S OTHER CONTINUING OBLIGATIONS OWED TO SBA UNDER THE ACT AND REGULATIONS AS AN SBIC. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL STATEMENTS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF ANY KIND BETWEEN THE PARTIES.

k.	Each of the persons and parties signing below acknowledge and agree that that he/she/it has read and understands the Agreement in its entirety; has consulted with an attorney; and has not been induced by any representation or promise not contained within the Loan Documents as executed.

l.	All of the language in this Agreement and in the Loan Documents is mutually agreed upon and the parties to it bear mutual responsibility for all of the language and any potential ambiguity.

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed effective on the date and year first above written.

Agreed by Licensee, Freshstart Venture Capital Corporation

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Chairman & Chief Executive Officer

Witness:	/s/ Melissa Z. Mohabir
Name:	Melissa Z. Mohabir

Agreed by Medallion Financial Corporation

By:	/s/ Andrew M. Murstein
Name:	Andrew M. Murstein
Title:	President

Witness:	/s/ Melissa Z. Mohabir
Name:	Melissa Z. Mohabir

Reviewed and approved as to form by Licensee’s counsel:

By:	/s/ R. Michael Haynes
Name:	R. Michael Haynes
Title:	Principal
Firm:	Semmes, Bowen & Semmes

Agreed by U.S. SMALL BUSINESS ADMINISTRATION

By:	/s/ Thomas G. Morris
Name:	Thomas G. Morris
Title:	Director, Office of Liquidation, SBA

Witness:	/s/ Jacob Lewis
Name:	Jacob Lewis